SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

          Date of Report (Date of earliest event reported) June 4, 2003

                              REPLIGEN CORPORATION

              (Exact name of registration as specified in charter)

    Delaware                         0-14656                   04-2729386
(State or other                    (Commission               (IRS Employer
jurisdiction of                    File Number)             Identification No.)
 incorporation)

41 Seyon Street, Bldg. 1, Suite 100, Waltham, MA                  02453
    (Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code (781) 250-0111

         (Former name or former address, if changed since last report.)

Item 5. Other Events and Required FD Disclosure.

In November 2000 and December 2000, Repligen entered into two License Agreements (the "UCSD License Agreements") with the University of California, San Diego ("UCSD") relating to certain patent applications pertaining to the use of uridine and uridine derivatives for the treatment of mitochondrial disease and purine autism. On June 21, 2001, Pro-Neuron, Inc. filed a complaint (the "Pro-Neuron Complaint") against the Regents of the University of California (the "Regents") and Repligen in the Superior Court of California, County of San Diego seeking to void the UCSD License Agreement relating to treatment of mitochondrial disease entered into between Repligen and the UCSD. Pro-Neuron subsequently made claims to the UCSD License Agreement related to purine autism, and claims for misappropriation of trade secrets.

On June 4, 2003 Repligen, the Regents and Pro-Neuron entered into a binding term sheet for settlement (the "Settlement") under which the Pro-Neuron complaint will be dismissed upon execution of definitive agreements between the parties. Under the terms of the Settlement Repligen will receive $750,000. Repligen and the Regents agreed to restructure the UCSD Licensing Agreements to exclude the field of acylated pyrimidines, including triacetyluridine ("TAU"). Repligen will discontinue its clinical trial of TAU in mitochondrial disease and will continue its clinical trials of TAU in bipolar disorder/major depression and purine autism for up to two years. Repligen will assign to Pro-Neuron any inventions from these trials, for which it has rights, involving the use of acylated pyrimidines but will retain the rights to any inventions for all other chemical entities. Repligen may still direct future clinical trials and product development efforts to prodrugs or derivatives of uridine which are not acylated pyrimidines.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

      (c)   Exhibits.

      None.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    REPLIGEN CORPORATION


Dated: June 5, 2003                 By:  /s/ Walter C. Herlihy
                                       --------------------------------------
                                       Walter C. Herlihy
                                       Chief Executive Officer and President